Exhibit 10.1

FORM OF RETENTION AGREEMENT

This RETENTION AGREEMENT, dated effective as of August 1, 2002, is made by and between                      (“Participant”) and Diametrics Medical, Inc., a Minnesota corporation (the “Company”).

WHEREAS, the Company believes it is in the best interests of the Company and its shareholders to retain Participant in the employ of the Company or its subsidiary, Diametrics Medical, Ltd. (“DML”);

WHEREAS, the Company desires to advance the interests of the Company, DML and its shareholders by granting Participant a cash bonus and restricted shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), as an incentive for Participant to remain in the employ of the Company or DML and put forth maximum efforts for the success of the Company and DML; and

WHEREAS, the Company has agreed to grant Participant a cash bonus and restricted shares of the Company’s Common Stock pursuant to the Company’s 1990 Stock Option Plan (the “Plan”) upon the terms and subject to the conditions set forth therein and herein;

NOW, THEREFORE, the parties hereto agree as follows:

Article I.
DEFINITIONS

1.1.    Capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them below:

(a)    “Acquiring Person” means any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan.

(b)    “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)    “Base Salary” means the annual base salary of Participant as of the date of this Agreement.

(d)    “Cause” means: (i) repeated neglect by Participant of any of his or her duties or his or her repeated failure, refusal or omission to carry out lawful and reasonable orders, duties and responsibilities or comply with the Company’s or DML’s employment policies and practices which, in the reasonable judgment of the Company or DML, are not cured within ten (10) days after Participant’s receipt of written notice thereof from the Company or DML; (ii) any act or acts of personal dishonesty by Participant which result in the personal enrichment of Participant at the expense of the Company or DML; (iii) any willful and deliberate misconduct that is injurious to the Company or DML; or (iv) any criminal indictment, presentment, charge, conviction or plea of guilty or nolo contendere of Participant for a felony crime, whether or not the Company or DML is the victim of such offense.

(e)    “Change of Control” means:

(i)    A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

(ii)    The public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(iii)    The Continuing Directors cease to constitute a majority of the Company’s board of directors;

(iv)    The shareholders of the Company approve (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (z) any plan of liquidation or dissolution of the Company; or

(v)    The majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

(f)    “Continuing Director” shall mean any person who is a member of the board of directors of the Company, while such person is a member of the board of directors, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the board of directors on the date of this Agreement as first written above or (ii) subsequently becomes a member of the board of directors, if such person’s initial nomination for election or initial election to the board of directors is recommended or approved by a majority of the Continuing Directors.

(g)    “Disability” means a physical or mental condition by reason of an injury, illness, disease or other condition which causes Participant to fail to render his or her normal, material services to the Company or DML for a period of ninety (90) days during any one hundred eighty (180) day period. The existence or nonexistence of Participant’s Disability will be determined in good faith by the Board in its sole and absolute discretion. For purposes of this Plan, a Disability shall be deemed to have occurred as of the first day of such 180-day period.

(h)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)    “Good Reason” shall mean the occurrence of any of the following events (except for the occurrence of such an event in connection with the termination or reassignment of Participant’s employment by the Company or DML for Cause, due to Participant’s Disability, or due to Participant’s death):

(i)    A material adverse change in Participant’s status or position including a material diminution in his/her duties or responsibilities which are held by Participant immediately prior to the date of this Agreement;

(ii)    A reduction of more than ten percent (10%) in Participant’s Base Salary;

(iii)    A requirement that Participant relocate to a principal place of business that is more than 50 miles from the location of Participant’s principal office immediately prior to the date of this Agreement; or

(iv)    The failure by the Company or DML to provide employee benefit plans, programs, policies and practices (including, without limitation, retirement plans and medical, dental, life and disability insurance coverage) to Participant and Participant’s family and dependents (if applicable) that provide substantially similar benefits, in terms of aggregate monetary value, to Participant and Participant’s family and dependents (if applicable) as the benefits provided by those plans, programs, policies and practices in effect immediately prior to the date of this Agreement, unless all management personnel similarly situated are likewise affected.

Article II.
CASH BONUS

2.1.    Cash Bonus.    Upon the terms and subject to the conditions and other provisions set forth in this Agreement, the Company or DML will pay to Participant a cash bonus in the amount of                      less all applicable income and payroll taxes required to be withheld, (“Cash Bonus”) in immediately available funds on August 1, 2003 (the “Cash Bonus Payment Date”); provided, however,

(a)    in the event that Participant voluntarily terminates his or her employment with the Company or DML for any reason other than for Good Reason prior to the Cash Bonus Payment Date, Participant shall forfeit all rights to the Cash Bonus;

(b)    in the event that prior to February 1, 2003, Participant voluntarily terminates his or her employment with the Company or DML for Good Reason or Participant’s employment with the Company or DML is involuntarily terminated without Cause, Participant shall receive 50% of the Cash Bonus, less all applicable income and payroll taxes required to be withheld, ten (10) days after such termination (and the remaining portion of the Cash Bonus shall be forfeited);

(c)    in the event that on or after February 1, 2003 but before the Cash Bonus Payment Date, Participant voluntarily terminates his or her employment with the Company or DML for Good Reason or Participant’s employment with the Company or DML is involuntarily terminated without Cause, Participant shall receive, on the date which is the earlier of (i) ten (10) days after such termination and (ii) the Cash Bonus Payment Date, an amount equal to the Cash Bonus multiplied by a fraction, the numerator of which is the number of months Participant was employed by the Company or DML beginning with August 2002 and ending with the month immediately preceding the month during which the termination occurs, and the denominator of which is twelve (12), less all applicable income and payroll taxes required to be withheld (and the remaining portion of the Cash Bonus shall be forfeited); and

(d)    in the event Participant’s employment with the Company or DML is involuntarily terminated with Cause prior to the Cash Bonus Payment Date, Participant shall forfeit all rights to the Cash Bonus.

Article III.
RESTRICTED STOCK GRANT

3.1.    Grant of Shares.    Upon the terms and subject to the conditions and other provisions set forth in the Plan and in this Agreement, on the date of this Agreement, the Company will grant Participant                      restricted shares of Common Stock (the “Shares”); provided however, until the Shares vest pursuant to Section 3.2 or Section 3.3 hereof, neither the Shares, nor any right with respect to the Shares under this Agreement, may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by Participant and any purported sale, assignment, transfer, pledge, hypothecation or other disposition or encumbrance shall be void and unenforceable.

3.2.    Vesting Schedule.    Upon the terms and subject to the conditions and other provisions set forth in the Plan and in this Agreement, the Shares shall vest, and the restrictions shall lapse, with respect to 50% of the Shares on August 1, 2003 and with respect to the remaining 50% of the Shares on August 1, 2004; provided, however,

(a)    in the event that prior to the vesting of all or a portion of the Shares, Participant voluntarily terminates his or her employment for any reason other than for Good Reason or Participant’s employment with the Company or DML is involuntarily terminated for Cause, Participant shall forfeit all rights to all of the unvested Shares;

(b)    in the event that prior to August 1, 2003, Participant voluntarily terminates his or her employment for Good Reason or Participant’s employment with the Company or DML is involuntarily terminated without Cause, Participant shall become fully vested in 50% of the Shares, effective immediately on the date of such termination (and the remaining unvested Shares shall be forfeited); and

(c)    in the event on or after August 1, 2003 but before August 1, 2004, Participant voluntarily terminates his or her employment for Good Reason or Participant’s employment with the Company or DML is involuntarily terminated without Cause, in addition to the Shares that shall have vested on August 1, 2003, on the date of such termination, Participant shall become fully vested in that number of Shares equal to 50% of the total number of Shares granted to Participant multiplied by a fraction, the numerator of which is the number of months Participant was employed by the Company or DML beginning with August 2003 and ending with the month immediately preceding the month during which the termination occurs, and the denominator of which is twelve (12) (and the remaining unvested Shares shall be forfeited).

3.3.    Acceleration.    In the event of a Change of Control, Participant shall become fully vested in all Shares, effective immediately on the date of such Change of Control.

3.4.    Issuance and Custody of Certificates.

(a)    Issuance.    Company shall issue one or more stock certificates, registered in Participant’s name, representing the Shares. Each such certificate shall bear the legend set forth in Section 3.5 hereof.

(b)    Stock Power.    Participant shall execute and deliver to the Company a stock power relating to the Shares in the form attached hereto as Exhibit A.

(c)    Deposit of Certificates.    Each certificate issued pursuant to Section 3.4(a) hereof, together with the stock power relating to the Shares, shall be deposited by the Company with the Secretary of the Company or a custodian designated by the Secretary.

(d)    Reissuance of Certificates.    After the Shares vest pursuant to Section 3.2 or Section 3.3 hereof, the Company shall issue a certificate or certificates,

registered in Participant’s name, representing such vested Shares, free of the legend set forth in Section 3.5 hereof and any stop-transfer order with respect to such Shares, and shall cause such certificate or certificates to be delivered to Participant.

3.5.    Legends.    To enforce the restrictions contained in this Agreement, Participant understands and agrees that the Company shall cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by applicable state or federal securities laws:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, AND THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THAT CERTAIN RETENTION AGREEMENT DATED AUGUST 1, 2002, BETWEEN THE COMPANY AND THE OWNER OF SUCH SHARES. RELEASE FROM SUCH RESTRICTIONS, TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE RETENTION AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.”

3.6.    Rights as a Shareholder.    With respect to the Shares, Participant shall be entitled at all times on and after the date of issuance of the Shares to exercise all rights of a shareholder of the Company, including the right to vote the Shares and the right to receive dividends thereon, unless and until the Shares are forfeited pursuant to Section 3.2 hereof. The rights of Participant with respect to the Shares shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Sections 3.2 and 3.3 hereof.

3.7.    Stop-Transfer Notices.    Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

3.8.    Refusal to Transfer.    The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any Participant or other transferee to whom such Shares shall have been so transferred.

3.9.    Adjustments to Shares.    In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split,

combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off or any other change in the corporate structure or shares of the Company), the Shares shall be adjusted or replaced with the number and kind of securities determined on the same basis as for all other issued and outstanding shares of Common Stock.

3.10.    Beneficiaries.    Participant shall have the right to designate in writing one or more beneficiaries to receive the Shares in the event of his death prior to receiving full distribution thereof, and may change or revoke any prior beneficiary designation by similar instrument in writing prior to his death. No such designation, change or revocation shall be effective unless executed by Participant and delivered to the Company during the lifetime of Participant. If Participant shall fail to designate a beneficiary or, having revoked a prior beneficiary designation, shall fail to designate a new beneficiary, or in the event Participant’s beneficiary designation shall fail, in whole or in part, for any reason, then the undistributed Shares shall be paid to the personal representative of Participant’s estate.

Article IV.
TAX CONSEQUENCES

4.1.    Reliance; Tax Liability.    Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company, DML or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. If applicable to Participant, Participant understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes the forfeiture of the Shares pursuant to Section 3.2 hereof. Participant understands that Participant may elect to be taxed at the time the Shares are first acquired rather than when the forfeiture restrictions expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from receipt of this Agreement. The form for making this election is attached as Exhibit B hereto.

4.2.    Section 83(b) Election.    PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES, INCLUDING THE COMPANY’S LEGAL COUNSEL, TO MAKE THIS FILING ON PARTICIPANT’S BEHALF.

Article V.
MISCELLANEOUS

5.1.    Amendment.    This Agreement may be amended only by written agreement between the Company and Participant.

5.2.    Notices.    All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth below. All such communications shall be effective when received.

If to Participant:

If to the Company:

Diametrics Medical, Inc.
2658 Patton Road
Roseville, MN 55113
Attn: Dede Lebens

Either party may change the address at which it is to receive notices by prior written notice to the other party.

5.3.    Assignment.    The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.

5.4.    Further Assurances.    Both parties agree to execute any additional documents necessary to carry out the purposes of this Agreement.

5.5.    Governing Law.    This Agreement shall be construed under the laws of the State of Minnesota, and covers the entire understanding of the parties hereto, superseding all prior written or oral agreements and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

5.6.    Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, to the extent that the economic benefits of this Agreement to both parties remain substantially unimpaired, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

5.7.    No Continuing Obligations.    Participant acknowledges and agrees that Participant is employed on an “at-will” basis by the Company or DML, that this Agreement confers no rights to continued employment with the Company or DML and that Participant’s employment may be terminated by the Company or DML at any time, for any reason or no reason.

5.8.    By Participant’s signature below, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in Section 5.2 hereof.

PARTICIPANT	DIAMETRICS MEDICAL, INC.

By:
[Name]	Its: Date:

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto                                   (            ) shares of common stock, par value $.01 (“Common Stock”), of Diametrics Medical, Inc., a Minnesota corporation (the “Company”), represented by Certificate No.                      and does hereby irrevocably constitute and appoint                              attorney to transfer such Common Stock on the books of the Company.

Dated:                             , 2002

Print Name:

EXHIBIT B

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE

The undersigned taxpayer hereby elects, pursuant to the above-referenced Federal Tax Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with his receipt of the property described below. The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:

ADDRESS:

TAXPAYER IDENTIFICATION NO.:

TAXABLE YEAR:

The property with respect to which the election is made is described as follows:              shares (the “Shares”) of the Common Stock of Diametrics Medical, Inc., a Minnesota corporation (the “Company”).

The date on which the property was transferred is:                     , 20    .

The property is subject to the following restrictions:

The Shares shall be forfeited upon the occurrence of certain events. This restriction lapses with regard to a portion of the Shares based on the continued performance of services by the taxpayer over time.

The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:
$                .

The amount (if any) paid for such property is:    $0.

The undersigned has mailed a copy of this statement to the Internal Revenue Service Center where the undersigned’s federal income tax return is filed and has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The undersigned agrees to attach a copy of this statement to undersigned’s federal income tax return for the year of the election. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:                         , 20

Taxpayer
[Name]

The undersigned spouse of taxpayer joins in this election.

Dated:                     , 20

Spouse

[Name]